Results of Special Meeting of Shareholders of Strong Asia Pacific Fund

At a Special Meeting of the Shareholders of the Fund held on December 22, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Asia Pacific Fund into the Wells Fargo Advantage Asia Pacific Fund.


              For                  Against                Abstain

         5,768,758.157           315,658.534            131,123.755

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


              For                  Against                Abstain

         5,746,594.781           325,901.801            143,043.864

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


              For                  Against                Abstain

         5,754,163.072           319,921.829            141,455.545

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


              For                  Against                Abstain

         6,215,540.446                -                      -